Contact:
Steve Dale Media Relations (612) 973-0898	H.D. McCullough Investor Relations (612) 973-2261	Judith T. Murphy Investor Relations (612) 973-2264

U.S. BANCORP REPORTS EARNINGS FOR 1ST QUARTER 2002

EARNINGS SUMMARY					Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q02 vs	1Q02 vs
	2002	2001	2001	4Q01	1Q01

Before merger and restructuring-related items and cumulative effect of change in accounting principles*:
Operating earnings	$841.6	$785.2	$797.3	7.2	5.6
Earnings per common share (diluted)	0.44	0.40	0.42	10.0	4.8
Return on average common equity (%)	21.1	18.6	20.9
Return on average assets (%)	2.03	1.85	1.98
Efficiency ratio (%)	46.1	50.4	50.5
Net income	756.0	695.4	410.1	8.7	84.3
Earnings per common share (diluted)	0.39	0.36	0.21	8.3	85.7
Dividends declared per common share	0.195	0.1875	0.1875	4.0	4.0
Book value per common share (period-end)	8.30	8.43	8.00	(1.5)	3.8
Net interest margin (%)	4.62	4.57	4.38

*	merger and restructuring-related items, net of taxes, totaled $(48.4) million in 1Q02, $(89.8) million in 4Q01 and $(387.2) million in 1Q01; cumulative effect of change in accounting principles totaled $(37.2) million in 1Q02

     MINNEAPOLIS, April 16, 2002 — U.S. Bancorp (NYSE: USB) today reported operating earnings of $841.6 million for the first quarter of 2002, compared with $797.3 million for the first quarter of 2001. Operating earnings of $.44 per diluted share in the first quarter of 2002 were higher than the same period of 2001 by $.02 (4.8 percent). Return on average common equity and return on average assets, excluding merger and restructuring-related items and cumulative effect of change in accounting principles, were 21.1 percent and 2.03 percent, respectively, in the first quarter of 2002, compared with returns of 20.9 percent and 1.98 percent in the first quarter of 2001.

     Including after-tax merger and restructuring-related items of $(48.4) million and cumulative effect of change in accounting principles of $(37.2) million in the first quarter of 2002 and $(387.2)

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

million of after-tax merger and restructuring-related items in the first quarter of 2001, the Company recorded net income for the first quarter of 2002 of $756.0 million, or $.39 per diluted share, compared with $410.1 million, or $.21 per diluted share, for the same period of 2001.

     U.S. Bancorp President and Chief Executive Officer Jerry A. Grundhofer said, “This quarter marked the first anniversary of the merger between Firstar and the former U.S. Bancorp of Minneapolis. I am very proud of the strides we have made over the past year in integrating our systems, processes and business lines, reducing the overall risk profile of the Company and the roll- out of our exclusive Five Star Service Guarantee program throughout our Western Region. Our first quarter results demonstrate that the actions we have taken are beginning to translate into results for our shareholders. As I look back on the challenges we faced during the past year, I feel more confident than ever that we took the actions that were necessary to put the Company in a position to capitalize on the tremendous opportunities that lie ahead of us. We successfully completed our first major deposit system conversion in March, and we are on target to complete all of the conversions by the end of the third quarter. Credit costs remain high, but due to the risk reduction efforts taken in 2001 and the strength of our reserves, we are well prepared to manage through this credit cycle. We are focused on integrating, optimizing and leveraging the strength of our franchise under a compelling brand, great products and services and the Five Star Service Guarantee.”

     Total revenue on a taxable-equivalent basis for the first quarter of 2002 grew by $22.3 million (0.7 percent), over the first quarter of 2001, primarily due to improvement in the net interest margin, acquisitions and core banking growth, partially offset by lower securities gains, the impact of portfolio and branch sales and capital markets-related revenue.

     Total noninterest expense, before merger and restructuring-related items, decreased from the first quarter of 2001 by $31.7 million (2.3 percent), primarily reflecting the impact to goodwill expense and other intangible assets with the required adoption of new accounting standards, lower expense related to capital markets activities and cost savings from the Company’s on-going integration efforts, partially offset by acquisitions and core banking growth.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

     Provision for credit losses, before merger and restructuring-related items, for the first quarter of 2002 decreased by $30.8 million (8.4 percent), from the first quarter of 2001, reflecting lower net charge-offs.

     Net charge-offs in the first quarter of 2002 were $335.0 million, compared with the fourth quarter of 2001 net charge-offs of $265.8 million and first quarter of 2001 net charge-offs, before merger and restructuring-related items, of $387.1 million. Net charge-offs in the first quarter of 2002 reflected continuing weakness in the transportation, manufacturing, communications and technology sectors. Nonperforming assets decreased from $1,120.0 million at December 31, 2001, to $1,110.8 million at March 31, 2002. The ratio of allowance for credit losses to nonperforming loans was 250 percent at March 31, 2002, compared with 245 percent at December 31, 2001.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations” and Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”. Effective July 1, 2001, the Company adopted SFAS 141 for all business combinations. On January 1, 2002, the Company adopted SFAS 142. The most significant change made by SFAS 142 is that goodwill and indefinite lived intangible assets are no longer amortized as part of operations. Management anticipates that applying the provisions of SFAS 141 to recent acquisitions and the provisions of SFAS 142 to purchase acquisitions completed prior to July 1, 2001, will increase after-tax income for the year ending December 31, 2002, by approximately $200 million, or $.10 per diluted share. The after-tax impact in the first quarter of 2002 resulting from changes in amortization expenses was approximately $48 million, or $.02 per share, relative to the fourth quarter of 2001. Additionally, SFAS 142 requires the Company to evaluate its goodwill for impairment on an annual basis. Any impairment from the initial test at the time of adoption is recognized as a “cumulative effect of change in accounting principles”. As a result of this initial impairment test, the Company recognized an after-tax goodwill and indefinite lived intangible asset impairment charge of $37.2 million. This charge is recognized as a “cumulative effect of change in accounting principles” in the income

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

statement. The impairment was primarily related to the purchase of a transportation leasing company in 1998 by the equipment leasing business.

     On April 1, 2002, the Company completed its acquisition of Cleveland-based The Leader Mortgage Company, LLC, a wholly-owned subsidiary of First Defiance Financial Corp. (Nasdaq: FDEF) in Defiance, Ohio. The Leader Mortgage Company had $506 million in assets at December 31, 2001. In 2001 it had $2.1 billion in mortgage production and $8.6 billion in servicing volume.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

INCOME STATEMENT HIGHLIGHTS					Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	1Q	4Q	1Q	1Q02 vs	1Q02 vs
	2002	2001	2001	4Q01	1Q01

Net interest income	$1,670.4	$1,674.2	$1,564.3	(0.2)	6.8
Noninterest income	1,326.9	1,334.2	1,410.7	(0.5)	(5.9)

Total revenue	2,997.3	3,008.4	2,975.0	(0.4)	0.7
Noninterest expense*	1,362.6	1,503.9	1,394.3	(9.4)	(2.3)

Operating income before merger and restructuring- related items and cumulative effect of change in accounting principles	1,634.7	1,504.5	1,580.7	8.7	3.4
Provision for credit losses*	335.0	265.8	365.8	26.0	(8.4)

Income before taxes, merger and restructuring-related items and cumulative effect of change in accounting principles	1,299.7	1,238.7	1,214.9	4.9	7.0
Taxable-equivalent adjustment	9.1	9.9	18.5	(8.1)	(50.8)
Income taxes*	449.0	443.6	399.1	1.2	12.5

Income before merger and restructuring-related items and cumulative effect of change in accounting principles	841.6	785.2	797.3	7.2	5.6
Merger and restructuring-related items (after-tax)	(48.4)	(89.8)	(387.2)	nm	nm
Cumulative effect of change in accounting principles	(37.2)	—	—	nm	nm

Net income	$756.0	$695.4	$410.1	8.7	84.3

Per diluted common share:
Earnings, before merger and restructuring- related items and cumulative effect of change in accounting principles	$0.44	$0.40	$0.42	10.0	4.8

Net income	$0.39	$0.36	$0.21	8.3	85.7

*	before effect of merger and restructuring-related items and cumulative effect of change in accounting principles

Net Interest Income

     First quarter net interest income on a taxable-equivalent basis was $1,670.4 million, compared with $1,564.3 million recorded in the first quarter of 2001. Average earning assets for the period increased over the first quarter of 2001 by $2.1 billion (1.4 percent), primarily driven by increases in the investment portfolio, core retail loan growth and the impact of acquisitions, partially offset by a $3.5 billion reduction related to transfers of short-term, high credit quality, low margin commercial

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

loans to Stellar Funding Group, Inc. (the “loan conduit”), a $1.3 billion decline in residential mortgages, the sale of indirect automobile and high LTV home equity loans in the first quarter of 2001, and the securitization of a discontinued unsecured small business product. The net interest margin in the first quarter of 2002 was 4.62 percent, compared with 4.57 percent in the fourth quarter of 2001 and 4.38 percent in the first quarter of 2001. The improvement in the net interest margin in the first quarter of 2002 over the first quarter of 2001 and the fourth quarter of 2001 reflects the funding benefits of the declining rate environment, a more favorable funding mix and improving spreads due to product re-pricing dynamics and loan conduit transfers, partially offset by lower yields on the investment portfolio. Net interest income on a taxable-equivalent basis in the first quarter of 2002 was lower than the fourth quarter of 2001 primarily due to day basis, which totaled $22.2 million, partially offset by improvement in the net interest margin and an increase in earning assets.

NET INTEREST INCOME					Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	1Q	4Q	1Q	1Q 2002 vs	1Q 2002 vs
	2002	2001	2001	4Q 2001	1Q 2001

Components of net interest income
Income on earning assets	$2,371.7	$2,518.7	$3,027.5	($147.0)	($655.8)
Expenses on interest-bearing liabilities	701.3	844.5	1,463.2	(143.2)	(761.9)

Net interest income	$1,670.4	$1,674.2	$1,564.3	($3.8)	$106.1

Average yields and rates paid
Earning assets yield	6.57%	6.88%	8.50%	(0.31)%	(1.93)%
Rate paid on interest-bearing liabilities	2.40	2.82	4.98	(0.42)	(2.58)

Gross interest margin	4.17%	4.06%	3.52%	0.11%	0.65%

Net interest margin	4.62%	4.57%	4.38%	0.05%	0.24%

Average balances
Investment securities	$26,626	$25,487	$17,875	$1,139	$8,751
Loans	113,708	114,148	121,769	(440)	(8,061)
Earning assets	145,937	145,650	143,859	287	2,078
Interest-bearing liabilities	118,379	118,689	119,055	(310)	(676)
Net free funds*	27,558	26,961	24,804	597	2,754

*	Represents noninterest-bearing deposits, allowance for credit loses, non-earning assets, other liabilities and equity

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

AVERAGE LOANS					Table 4

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q02 vs	1Q02 vs
	2002	2001	2001	4Q01	1Q01

Commercial	$39,641	$40,774	$46,805	(2.8)	(15.3)
Lease financing	5,740	5,848	5,768	(1.8)	(0.5)

Total commercial	45,381	46,622	52,573	(2.7)	(13.7)
Commercial mortgages	18,682	18,805	19,305	(0.7)	(3.2)
Construction and development	6,504	6,663	7,151	(2.4)	(9.0)

Total commercial real estate	25,186	25,468	26,456	(1.1)	(4.8)
Residential mortgages	7,962	7,918	9,239	0.6	(13.8)
Credit card	5,632	5,607	5,655	0.4	(0.4)
Retail leasing	5,042	4,821	4,291	4.6	17.5
Home equity and second mortgages	12,513	12,053	11,949	3.8	4.7
Other retail	11,992	11,659	11,606	2.9	3.3

Total retail	35,179	34,140	33,501	3.0	5.0
Total loans	$113,708	$114,148	$121,769	(0.4)	(6.6)

Total loans, excl. residential mortgages	$105,746	$106,230	$112,530	(0.5)	(6.0)

     Average loans for the first quarter of 2002 were $8.1 billion (6.6 percent) lower than the first quarter of 2001. Year-over-year loan growth was impacted by several management actions, including the first quarter of 2001 sale of indirect automobile and high LTV home equity loans, the securitization of a discontinued unsecured small business product, branch divestitures, and transfers of short-term, high credit quality, low margin commercial loans to the loan conduit. In addition, the Company continued to reduce its residential mortgage portfolio. Excluding residential mortgage loans, average loans for the first quarter were lower by $6.8 billion (6.0 percent) than the first quarter of 2001. On a core basis, average loans declined approximately $1.7 billion (1.5 percent) with growth in average retail loans more than offset by a decline in average commercial loans.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

     Average loans for the first quarter of 2002 were lower than the fourth quarter of 2001 by $440 million (0.4 percent) reflecting the net run-off of commercial and commercial real estate loans, partially offset by growth in retail loans.

     Investment securities at March 31, 2002, were $8.3 billion higher than at March 31, 2001, but $1.8 billion lower than at December 31, 2001. Average investment securities for the first quarter of 2002 were $8.8 billion (49.0 percent) and $1.1 billion (4.5 percent) higher than the first and fourth quarters of 2001, respectively, reflecting the reinvestment of proceeds from loan sales and declines in commercial and commercial real estate loan balances. During the first quarter of 2002, the Company sold $3.7 billion of fixed rate securities, which accounted for the majority of the securities gains of $44.1 million in the quarter. A portion of the fixed rate securities sold was replaced with floating rate securities in conjunction with the Company’s interest rate risk management strategies.

AVERAGE DEPOSITS					Table 5

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q02 vs	1Q02 vs
	2002	2001	2001	4Q01	1Q01

Noninterest-bearing deposits	$27,485	$27,189	$23,591	1.1	16.5
Interest-bearing deposits
Interest checking	15,152	14,428	13,723	5.0	10.4
Money market accounts	24,797	25,279	24,285	(1.9)	2.1
Savings accounts	4,773	4,666	4,497	2.3	6.1

Subtotal	44,722	44,373	42,505	0.8	5.2
Time certificates of deposit less than $100,000	20,464	21,455	25,296	(4.6)	(19.1)
Time deposits greater than $100,000	9,341	9,840	13,092	(5.1)	(28.7)

Total deposits	$102,012	$102,857	$104,484	(0.8)	(2.4)

     Average noninterest-bearing deposits in the first quarter of 2002 were higher than the first quarter of 2001 by $3.9 billion (16.5 percent). Average interest-bearing deposits, however, declined by $6.4 billion (7.9 percent) from the first quarter of 2001. Growth in average interest checking, money market deposits and savings accounts year-over-year was more than offset by reductions in the

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

average balances of higher cost savings certificates and time deposits greater than $100,000. The decline in savings certificates and time deposits greater than $100,000 reflected funding decisions toward more favorably priced wholesale funding sources given the recent rate environment.

NONINTEREST INCOME					Table 6

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q02 vs	1Q02 vs
	2002	2001	2001	4Q01	1Q01

Credit card fee revenue	$186.9	$192.2	$191.7	(2.8)	(2.5)
Merchant and ATM processing revenue	162.1	169.9	58.0	(4.6)	179.5
Trust and investment management fees	224.3	215.2	225.0	4.2	(0.3)
Deposit service charges	152.6	168.7	146.5	(9.5)	4.2
Cash management fees	104.2	95.9	76.8	8.7	35.7
Mortgage banking revenue	52.0	68.5	48.2	(24.1)	7.9
Trading account profits and commissions	49.9	50.3	71.9	(0.8)	(30.6)
Investment products fees and commissions	111.1	112.2	125.7	(1.0)	(11.6)
Investment banking revenue	53.2	70.0	60.2	(24.0)	(11.6)
Commercial product revenue	118.9	130.4	85.9	(8.8)	38.4
Securities gains, net	44.1	22.0	216.0	nm	nm
Other	67.6	38.9	104.8	73.8	(35.5)

Total noninterest income	$1,326.9	$1,334.2	$1,410.7	(0.5)	(5.9)

Noninterest Income

     First quarter noninterest income was $1,326.9 million, a decrease of $83.8 million (5.9 percent) from the same quarter of 2001, and a $7.3 million (0.5 percent) decrease from the fourth quarter of 2001. A $171.9 million reduction in net securities gains was the primary contributor to the decrease in noninterest income year-over-year. Credit card fee revenue was lower in the first quarter of 2002 than in the same period of 2001 by $4.8 million (2.5 percent), primarily due to lower corporate card transaction volumes. Merchant and ATM processing revenue was higher in the first quarter of 2002 over the same period of 2001 by $104.1 million, principally due to the acquisition of NOVA Corporation (“NOVA”) in July of 2001. Commercial product revenue, cash management fees, deposit service charges, and mortgage banking revenue also improved in the first quarter of 2002 over

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

the first quarter of 2001 by $33.0 million (38.4 percent), $27.4 million (35.7 percent), $6.1 million (4.2 percent), and $3.8 million (7.9 percent), respectively. The increase in cash management fees and commercial product revenue was primarily driven by the growth in core business, loan conduit activities and product enhancements. The increase in deposit service charges was primarily due to the alignment and re-design of products and features following the Firstar/U.S. Bancorp merger. Mortgage banking revenue increased in the first quarter of 2002 compared with the first quarter of 2001 due to higher loan servicing fees. Capital markets-related revenue declined $43.6 million (16.9 percent) from the first quarter of 2001, reflecting softness in equity capital markets. Other income declined $37.2 million from a year ago, primarily reflecting a decline in the level of earnings from equity investments.

     Noninterest income decreased in the first quarter of 2002 by $7.3 million (0.5 percent) from the fourth quarter of 2001. Favorable variances in other income, securities gains, cash management fees and trust and investment management fees were more than offset by declines in capital market-related revenues, deposit service charges, mortgage banking revenue, commercial product revenue, credit card fee revenue and merchant and ATM processing revenue. The $28.7 million increase in other income in the first quarter of 2002 over the fourth quarter of 2001 was primarily the result of losses on equity investments in the fourth quarter. Deposit service charges in the first quarter of 2002 were lower than the fourth quarter of 2001 by $16.1 million (9.5 percent) primarily as a result of customers maintaining higher account balances in lieu of fees, seasonality and day basis. The declines in commercial product revenue, merchant and ATM processing revenue and credit card fee revenue in the first quarter of 2002 from the fourth quarter of 2001 of $11.5 million (8.8 percent), $7.8 million (4.6 percent), and $5.3 million (2.8 percent), respectively, were primarily seasonal. Mortgage banking revenue decreased by $16.5 million (24.1 percent) from the fourth quarter of 2001 primarily due to lower origination and refinancing activities.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

NONINTEREST EXPENSE					Table 7

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q02 vs	1Q02 vs
	2002	2001	2001	4Q01	1Q01

Salaries	$588.3	$605.8	$590.5	(2.9)	(0.4)
Employee benefits	96.4	82.0	108.1	17.6	(10.8)
Net occupancy	100.1	103.9	110.1	(3.7)	(9.1)
Furniture and equipment	76.9	78.8	76.9	(2.4)	—
Communication	45.7	43.0	38.7	6.3	18.1
Postage	46.6	44.4	46.9	5.0	(0.6)
Goodwill	—	62.4	67.8	nm	nm
Other intangible assets	80.2	93.0	46.6	(13.8)	72.1
Other	328.4	390.6	308.7	(15.9)	6.4

Subtotal	1,362.6	1,503.9	1,394.3	(9.4)	(2.3)
Merger and restructuring-related charges	74.2	140.6	404.2

Total noninterest expense	$1,436.8	$1,644.5	$1,798.5

Noninterest Expense

     First quarter noninterest expense, before merger and restructuring-related charges, totaled $1,362.6 million, a decrease of $31.7 million (2.3 percent) from the first quarter of 2001. The overall decrease in expense year-over-year was due to several factors. Noninterest expense declined from a year ago due to cost savings from the Company’s on-going integration activities, lower expenses related to capital market activities and the impact of applying the provisions of SFAS 141 to recent acquisitions and SFAS 142 to purchase acquisitions completed prior to July 1, 2001. Offsetting these cost reductions was the impact of recent acquisitions, including NOVA and Pacific Century Bank, increasing first quarter of 2002 noninterest expense by approximately $115 million compared with the first quarter of 2001.

     First quarter of 2002 noninterest expense, before merger and restructuring-related charges, was lower than the fourth quarter of 2001 by $141.3 million (9.4 percent). The favorable variance was primarily due to the elimination of the amortization of goodwill with the adoption of SFAS 142, lower expense related to capital markets activities, and a $27.3 million mortgage servicing rights impairment recorded in the fourth quarter of 2001.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

SIGNIFICANT ITEMS - MERGER AND RESTRUCTURING				Table 8

($ in millions)		Timing

	Current	Actual	Estimated	Actual
Summary of Charges	Estimate	2001	2002	1Q02

Firstar/U.S. Bancorp
Severance and employee-related costs	$268.8	$268.2	$0.6	($6.7)
Systems conversions and integration	379.8	208.1	171.7	57.6
Asset write-downs and lease terminations	244.3	130.4	113.9	14.8
Charitable foundation	76.0	76.0	—	—
Balance sheet restructurings*	441.1	457.6	(16.5)	(3.8)
Branch sale gain	(63.6)	(62.2)	(1.4)	—
Branch consolidations	20.0	20.0	—	—
Other merger-related charges	71.9	69.1	2.8	2.5

Total Firstar/U.S. Bancorp**	1,438.3	1,167.2	271.1	64.4
NOVA	70.3	1.6	68.7	5.4
U.S. Bancorp Piper Jaffray restructuring	50.7	50.7	—	—
Other acquisitions, net	62.0	46.9	15.1	4.4

Total merger and restructuring	$1,621.3	$1,266.4	$354.9	$74.2

*Detail of restructuring charges
Unsecured small business credit line portfolio	$201.3
Credit policy and risk management practice alignment	90.0
Sale of high LTV home equity and indirect auto portfolios	76.6
Exit business lines and/or portfolios	73.2

Total restructurings	$441.1

**	Originally estimated to be $800 million

     Earnings in the first quarter of 2002 included pre-tax net merger and restructuring-related items of $74.2 million. The total merger and restructuring-related items included $64.4 million of net expense associated with the Firstar/U.S. Bancorp merger. In addition, $9.8 million of expense was included in the first quarter of 2002 for NOVA and other smaller acquisitions.

     The $64.4 million of net merger and restructuring-related items associated with the Firstar/U.S. Bancorp merger in the first quarter of 2002 was primarily related to systems conversions and integration costs offset by net curtailment and settlement gains of $9.0 million recognized in connection with changes to certain non-qualifying pension plans. Included in the Company’s

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

estimates of balance sheet restructuring charges associated with the Firstar/U.S. Bancorp merger are asset gains to exit a non-strategic investment in a sub-prime mortgage lending business.

     As a result of the Company’s adoption of SFAS 142, earnings in the first quarter of 2002 included an after-tax goodwill and indefinite lived intangible asset impairment charge of $37.2 million. This charge is recognized as a “cumulative effect of change in accounting principles” in the income statement. The impairment was primarily related to the purchase of a transportation leasing company in 1998.

ALLOWANCE FOR CREDIT LOSSES					Table 9

($ in millions)	1Q	4Q	3Q	2Q	1Q
	2002	2001	2001	2001	2001

Balance, beginning of period	$2,457.3	$2,458.0	$1,715.7	$1,729.1	$1,786.9
Net charge-offs
Commercial	120.5	65.4	307.2	75.5	270.3
Lease financing	32.1	7.1	78.2	9.1	19.6

Total commercial	152.6	72.5	385.4	84.6	289.9
Commercial mortgages	8.8	5.2	6.9	(0.2)	28.5
Construction and development	1.9	5.1	3.4	2.5	0.8

Total commercial real estate	10.7	10.3	10.3	2.3	29.3
Residential mortgages	2.7	2.5	3.6	3.3	3.2
Credit card	67.0	72.9	71.5	68.5	57.8
Retail leasing	10.5	9.4	7.1	7.0	6.2
Other retail	91.5	98.2	85.4	74.6	90.7

Total retail	169.0	180.5	164.0	150.1	154.7

Total net charge-offs	335.0	265.8	563.3	240.3	477.1
Provision for credit losses Operating basis	335.0	265.8	1,275.0	240.0	365.8
Merger-related	—	—	14.3	201.3	166.6

Total provision for credit losses	335.0	265.8	1,289.3	441.3	532.4
Losses from loan sales/transfers	—	—	(1.3)	(214.4)	(113.6)
Acquisitions and other changes	4.2	(0.7)	17.6	—	0.5

Balance, end of period	$2,461.5	$2,457.3	$2,458.0	$1,715.7	$1,729.1

Net charge-offs to average loans (%)	1.19	0.92	1.90	0.81	1.59
Allowance for credit losses to period-end loans (%)	2.15	2.15	2.15	1.45	1.45

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

Credit Quality

     The allowance for credit losses was $2,461.5 million at March 31, 2002, compared with the allowance for credit losses of $2,457.3 at December 31, 2001. The ratio of allowance for credit losses to nonperforming loans was 250 percent at March 31, 2002, compared with 245 percent at December 31, 2001. The ratio of allowance for credit losses to period-end loans was 2.15 percent at March 31, 2002, equal to the ratio at December 31, 2001. Total net charge-offs in the first quarter of 2002 were $335.0 million, compared with the fourth quarter of 2001 net charge-offs of $265.8 million and the first quarter of 2001 net charge-offs, excluding merger and restructuring-related items, of $387.1 million. Total net charge-offs, excluding merger and restructuring-related items, in the first quarter of 2001 included $160.0 million of commercial charge-offs related to specific events and credit initiatives taken by management.

     Commercial and commercial real estate loan net charge-offs were $163.3 million for the first quarter of 2002, or .94 percent of average loans outstanding, compared with $82.8 million, or .46 percent of average loans outstanding, in the fourth quarter of 2001.

     Retail loan net charge-offs of $169.0 million in the first quarter of 2002 were lower than the fourth quarter of 2001 by $11.5 million (6.4 percent) and $14.3 million (9.2 percent) higher than the first quarter of 2001. The decrease in retail loan net charge-offs in the first quarter of 2002 from the fourth quarter of 2001 was primarily due to a reduction in credit card and home equity and second mortgages charge-offs. Retail loan net charge-offs as a percent of average loans outstanding were 1.95 percent in the first quarter of 2002, compared with 2.10 percent and 1.87 percent in the fourth quarter of 2001 and first quarter of 2001, respectively.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

CREDIT RATIOS					Table 10

(Percent)	1Q	4Q	3Q	2Q	1Q
	2002	2001	2001	2001	2001

Net charge-offs ratios*
Commercial	1.23	0.64	2.79	0.66	2.34
Lease financing	2.27	0.48	5.24	0.62	1.38
Total commercial	1.36	0.62	3.08	0.66	2.24
Commercial mortgages	0.19	0.11	0.14	—	0.60
Construction and development	0.12	0.30	0.19	0.14	0.05
Total commercial real estate	0.17	0.16	0.16	0.04	0.45
Residential mortgage	0.14	0.13	0.17	0.15	0.14
Credit card	4.82	5.16	4.97	4.86	4.15
Retail leasing	0.84	0.77	0.61	0.63	0.59
Home equity and second mortgages	0.85	1.15	0.67	0.66	0.90
Other retail	2.21	2.15	2.27	1.98	2.24
Total retail	1.95	2.10	1.95	1.83	1.87
Total net charge-offs	1.19	0.92	1.90	0.81	1.59
Delinquent loan ratios - 90 days or more past due **
Commercial	1.70	1.71	1.76	1.79	1.51
Commercial real estate	0.70	0.68	0.88	0.66	0.66
Residential mortgages	1.65	1.79	1.62	1.53	1.46
Retail	0.89	1.03	0.92	0.86	0.88

*	annualized and calculated on average loan balances

**	ratios include nonperforming loans and are expressed as a percent of ending loan balances

     The increase in net charge-offs reflects current economic conditions. Net charge-offs are, however, expected to decline in the second quarter of 2002 and trend downward for the remainder of the year.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

ASSET QUALITY					Table 11

($ in millions)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2002	2001	2001	2001	2001

Nonperforming loans
Commercial	$529.9	$526.6	$580.8	$724.1	$631.9
Lease financing	203.2	180.8	136.6	126.4	103.8

Total commercial	733.1	707.4	717.4	850.5	735.7
Commercial mortgages	121.4	131.3	124.7	114.4	98.5
Construction and development	32.3	35.9	55.5	37.3	57.8

Commercial real estate	153.7	167.2	180.2	151.7	156.3
Residential mortgages	63.7	79.1	76.7	67.7	64.8
Retail	32.6	47.6	37.0	30.0	25.1

Total nonperforming loans	983.1	1,001.3	1,011.3	1,099.9	981.9
Other real estate	42.6	43.8	55.4	52.7	55.0
Other nonperforming assets	85.1	74.9	65.7	62.5	53.9

Total nonperforming assets*	$1,110.8	$1,120.0	$1,132.4	$1,215.1	$1,090.8

Accruing loans 90 days past due	$426.8	$462.9	$483.8	$395.9	$390.7

Allowance to nonperforming loans (%)	250	245	243	156	176
Allowance to nonperforming assets (%)	222	219	217	141	159
Nonperforming assets to loans plus ORE (%)	0.97	0.98	0.99	1.02	0.91

*	does not include accruing loans 90 days past due

     Nonperforming assets at March 31, 2002, totaled $1,110.8 million, compared with $1,120.0 million at December 31, 2001, and $1,090.8 million at March 31, 2001. The ratio of nonperforming assets to loans and other real estate was .97 percent at March 31, 2002, compared with .98 percent at December 31, 2001, and .91 percent at March 31, 2001. The Company does not expect to see a significant change in the level of nonperforming assets until the economy rebounds.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

CAPITAL POSITION					Table 12

($ in millions)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2002	2001	2001	2001	2001

Total shareholders’ equity	$15,892	$16,461	$16,817	$15,456	$15,243
Tier 1 capital	12,246	12,488	11,802	12,860	11,831
Total risk-based capital	19,722	19,148	18,687	18,066	17,135
Common equity to assets	9.6%	9.6%	10.0%	9.4%	9.5%
Tangible common equity to assets	5.8	5.7	5.9	6.6	6.6
Tier 1 capital ratio	7.7	7.7	7.2	8.0	7.4
Total risk-based capital ratio	12.4	11.7	11.5	11.2	10.7
Leverage ratio	7.6	7.7	7.4	8.0	7.5

     Total shareholder’s equity was $15.9 billion at March 31, 2002, compared with $15.2 billion at March 31, 2001. The increase was the result of corporate earnings, including merger and restructuring-related items and cumulative effect of change in accounting principles, offset by dividends, share buybacks and acquisitions.

     Tangible common equity to assets was 5.8 percent at March 31, 2002, compared with 5.7 percent at December 31, 2001, and 6.6 percent at March 31, 2001. The tier 1 capital ratio was 7.7 percent at March 31, 2002, compared with 7.7 percent at December 31, 2001, and 7.4 percent at March 31, 2001. The total risk-based capital ratio was 12.4 percent at March 31, 2002, compared with 11.7 percent at December 31, 2001, and 10.7 percent at March 31, 2001. The improvement in the tier 1 and total risk-based capital ratios in the first quarter of 2002 primarily reflects changes in the mix of investment securities in addition to the issuance of “trust preferred” securities in both the third and fourth quarters of 2001. The leverage ratio was 7.6 percent at March 31, 2002, compared with 7.7 percent at December 31, 2001, and 7.5 percent at March 31, 2001. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

COMMON SHARES					Table 13

(Millions)	1Q	4Q	3Q	2Q	1Q
	2002	2001	2001	2001	2001

Beginning shares outstanding	1,951.7	1,969.0	1,907.6	1,905.3	1,902.1
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3.4	1.1	62.7	2.3	3.2
Shares repurchased	(40.0)	(18.4)	(1.3)	—	—

Ending shares outstanding	1,915.1	1,951.7	1,969.0	1,907.6	1,905.3

     On July 17, 2001, the board of directors of U.S. Bancorp approved a plan to repurchase 56.4 million shares of the Company’s outstanding common stock to replace the shares issued in connection with the acquisition of NOVA. On December 18, 2001, the board of directors of U.S. Bancorp approved an authorization to repurchase an additional 100 million shares of outstanding common stock over the next 24 months. During the first quarter of 2002, the Company repurchased 40.0 million shares of common stock in both public and private transactions related to these authorizations, effectively completing the July 17, 2001, authorization.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

LINE OF BUSINESS FINANCIAL PERFORMANCE*						Table 14

($ in millions)
	Pre-tax Operating Income**			Percent Change
						1Q 2002
	1Q	4Q	1Q	1Q02 vs	1Q02 vs	Earnings
Business Line	2002	2001	2001	4Q01	1Q01	Composition

Wholesale Banking	$584.1	$553.1	$578.0	5.6	1.1	36%
Consumer Banking	673.0	639.7	642.4	5.2	4.8	41
Private Client, Trust and Asset Management	182.7	175.2	161.4	4.3	13.2	11
Payment Services	339.2	366.2	316.0	(7.4)	7.3	21
Capital Markets	24.0	27.0	30.7	(11.1)	(21.8)	1
Treasury and Corporate Support	(168.3)	(256.7)	(147.8)	nm	nm	(10)

Consolidated Company***	$1,634.7	$1,504.5	$1,580.7	8.7	3.4	100%

*	preliminary data

**	pre-tax income before earnings before merger and restructuring-related items, cumulative effect of change in accounting principles and provision for credit losses

***	securities gains equaled $44.1 million in 1Q02, $22.0 million in 4Q01 and $216.0 million in 1Q01 and and were assigned to Treasury and Corporate Support

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include: Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Other Corporate Support. The business line results are derived from the Company’s business unit profitability reporting system. Designations, assignments and allocations may change from time to time as management accounting systems are enhanced or product lines change. All results for 2002 and 2001 have been restated to present consistent methodologies for all business lines.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $584.1 million of the Company’s pre-tax operating income in the first quarter of 2002, a 1.1 percent increase over the same period of 2001 and a 5.6 percent increase from the fourth quarter of 2001. Total net revenue in the first quarter of 2002 declined by 3.9 percent from the first quarter of 2001, primarily due to a decrease in net interest income (12.4 percent). The reduction in net interest income was due

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

to a decrease in average loans outstanding (14.6 percent), partially offset by an increase in average noninterest-bearing deposits (25.3 percent). The transfer of short-term, high credit quality, low margin commercial loans to the loan conduit contributed $3.5 billion of the unfavorable variance in average loan balances year-over-year. The decline in net interest income was partially offset by a 31.7 percent increase in noninterest income, driven by cash management fees and commercial product revenue. Offsetting the unfavorable variance in revenue was a decrease in noninterest expense (25.6 percent), primarily due to the elimination of goodwill expense resulting from the adoption of SFAS 142 and lower staffing expense as a result of integration and cost save initiatives.

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telesales, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment and insurance product sales. Consumer Banking also includes the residential mortgage portfolio. Consumer Banking contributed $673.0 million of the Company’s pre-tax operating income in the first quarter of 2002, a 4.8 percent increase over the same period of 2001, and a 5.2 percent increase from the fourth quarter of 2001. Total net revenue in the first quarter of 2002 declined slightly (0.4 percent) from the same quarter of 2001. Fee-based revenue increased 2.7 percent from a year ago, while net interest income declined 1.5 percent. The decrease in net interest income primarily reflected the impact of declining interest rates on the funding benefit of consumer deposits, the divestiture of indirect automobile and high LTV home equity loans in the first quarter of 2001, the run-off of the residential mortgage portfolio, and branch divestitures during the second quarter of 2001 in connection with the Firstar/U.S. Bancorp merger. The decline was partially offset by a funding benefit related to the acquisition of Pacific Century Bank. Growth in fee-based revenue over the same period of 2001 is primarily attributed to an increase in retail deposit and cash management fees, the result of core account growth, product pricing enhancements, and the alignment and re-design of products and features following the merger. Mortgage banking revenue also contributed to the favorable variance. Noninterest expense in the first quarter of 2002 was lower than the first quarter of 2001 (7.0 percent), primarily due to the elimination of goodwill expense as a result of the adoption of SFAS 142.

     Private Client, Trust and Asset Management provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

Group, Corporate Trust Services, Institutional Trust and Custody, and Fund Services. The business segment also offers investment management services to several client segments including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management contributed $182.7 million of the Company’s pre-tax operating income in the first quarter of 2002, a 13.2 percent increase from the same period of 2001 and a 4.3 percent increase from the fourth quarter of 2001. Growth in net interest income (4.6 percent) in the first quarter of 2002 over the first quarter of 2001 was driven by average loan growth (6.9 percent) and an increase in average noninterest-bearing deposits (20.4 percent). Noninterest income rose slightly (0.4 percent) over the same period of 2001. Noninterest expense decreased by 12.4 percent primarily due to integration synergies.

     Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $339.2 million of the Company’s pre-tax operating income in the first quarter of 2002, a 7.3 percent increase over the same period of 2001, but a 7.4 percent decrease from the fourth quarter of 2001. Payment Services’ pre-tax operating income benefited from strong revenue growth of 24.6 percent over the same period of 2001, primarily due to the acquisition of NOVA, which was partially offset by an increase in noninterest expense (70.6 percent) related to the acquisition.

     Capital Markets engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally-based businesses through a network of brokerage offices. Capital Markets contributed $24.0 million of the Company’s pre-tax operating income in the first quarter of 2002, a 21.8 percent decline from the first quarter of 2001 and an 11.1 percent decrease from the fourth quarter of 2001. The unfavorable variance in pre-tax operating income from the first quarter of 2001 was due to a significant decrease in fees related to trading, investment products fees and commissions and investment banking revenues.

     Treasury and Corporate Support includes the Company’s investment portfolio, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to loan and deposit balances, and the change in residual allocations associated with the provision for credit losses. It also includes business activities managed on a corporate basis, including income and expense of enterprise-wide operations and administrative support functions.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

Treasury and Corporate Support recorded a pre-tax operating loss of $168.3 million in the first quarter of 2002, compared with pre-tax operating losses of $147.8 million in the first quarter of 2001 and a $256.7 million in the fourth quarter of 2001. The decline in pre-tax operating income in the first quarter of 2002 from the first quarter of 2001 was primarily due to securities gains, which declined by $171.9 million year-over-year.

     VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER DAVID M. MOFFETT WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, APRIL 16, 2002 AT 1:00 p.m. (CDT). To access the conference call, please dial 800-451-7724 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-830-1955. For those unable to participate during the live call, a recording of the call will be available from 5:00 p.m. (CDT) on Tuesday, April 16, 2002 through 11:00 p.m. (CDT) on Tuesday, April 23, 2002. To access the recorded message dial 877-710-5298. If calling from outside the United States, please dial 402-220-1603.

     Minneapolis-based U.S. Bancorp (“USB”), with $165 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,147 banking offices and 4,929 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, and trust payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of Firstar Bank and U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com and Firstar Bank at www.firstar.com.

U.S. Bancorp Reports First Quarter 2002 Results
April 16, 2002

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, projected earnings growth, anticipated future expenses and revenue, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) the Company could encounter unforeseen complications in connection with the ongoing integration of the products, operations and information systems of Firstar Corporation with the former U.S. Bancorp that could adversely affect the Company’s operations or customer relationships; (iii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iv) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (v) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (vi) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vii) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (viii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; and (ix) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

U.S. Bancorp

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended

(Dollars and Shares in Millions, Except Per Share Data)	March 31,	March 31,

(Unaudited)	2002	2001

Interest Income
Loans	$1,931.9	$2,651.1
Loans held for sale	39.2	16.6
Investment securities
Taxable	347.8	253.3
Non-taxable	13.2	31.2
Money market investments	3.3	8.9
Trading securities	8.2	15.9
Other interest income	19.0	32.0

Total interest income	2,362.6	3,009.0
Interest Expense
Deposits	395.5	883.7
Short-term borrowings	78.9	186.2
Long-term debt	173.1	365.7
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	53.8	27.6

Total interest expense	701.3	1,463.2

Net interest income	1,661.3	1,545.8
Provision for credit losses	335.0	532.4

Net interest income after provision for credit losses	1,326.3	1,013.4
Noninterest Income
Credit card fee revenue	186.9	191.7
Merchant and ATM processing revenue	162.1	58.0
Trust and investment management fees	224.3	225.0
Deposit service charges	152.6	146.5
Cash management fees	104.2	76.8
Mortgage banking revenue	52.0	48.2
Trading account profits and commissions	49.9	71.9
Investment products fees and commissions	111.1	125.7
Investment banking revenue	53.2	60.2
Commercial product revenue	118.9	85.9
Securities gains, net	44.1	216.0
Other	67.6	104.8

Total noninterest income	1,326.9	1,410.7
Noninterest Expense
Salaries	588.3	590.5
Employee benefits	96.4	108.1
Net occupancy	100.1	110.1
Furniture and equipment	76.9	76.9
Communication	45.7	38.7
Postage	46.6	46.9
Goodwill	—	67.8
Other intangible assets	80.2	46.6
Merger and restructuring-related charges	74.2	404.2
Other	328.4	308.7

Total noninterest expense	1,436.8	1,798.5

Income before income taxes and cumulative effect of change in accounting principles	1,216.4	625.6
Applicable income taxes	423.2	215.5

Income before cumulative effect of change in accounting principles	793.2	410.1
Cumulative effect of change in accounting principles	(37.2)	—

Net income	$756.0	$410.1

Earnings Per Common Share
Average common shares	1,919.8	1,901.1
Earnings per share	$.39	$.22

Average diluted common shares	1,930.1	1,915.7
Diluted earnings per share	$.39	$.21

U.S. Bancorp

CONSOLIDATED ENDING BALANCE SHEET

	March 31,	December 31,	March 31,
(Dollars in Millions)	2002	2001	2001

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,499	$9,120	$7,252
Money market investments	538	625	523
Trading account securities	699	982	811
Investment securities
Held-to-maturity	299	299	260
Available-for-sale	24,491	26,309	16,251
Loans held for sale	1,924	2,820	1,210
Loans
Commercial	46,355	46,330	51,933
Commercial real estate	25,149	25,373	26,376
Residential mortgages	7,902	7,829	9,040
Retail	35,341	34,873	32,300

Total loans	114,747	114,405	119,649
Less allowance for credit losses	2,462	2,457	1,729

Net loans	112,285	111,948	117,920
Premises and equipment	1,737	1,741	1,787
Customers’ liability on acceptances	118	178	145
Goodwill	5,427	5,488	3,989
Other intangible assets	1,998	1,924	1,222
Other assets	8,730	9,956	8,904

Total assets	$164,745	$171,390	$160,274

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$28,146	$31,212	$24,797
Interest-bearing	65,020	65,447	67,686
Time deposits greater than $100,000	9,296	8,560	12,359

Total deposits	102,462	105,219	104,842
Short-term borrowings	10,644	14,670	9,365
Long-term debt	27,054	25,716	24,017
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	2,820	2,826	1,408
Acceptances outstanding	118	178	145
Other liabilities	5,755	6,320	5,254

Total liabilities	148,853	154,929	145,031
Shareholders’ equity
Common stock	20	20	19
Capital surplus	4,894	4,906	3,500
Retained earnings	12,306	11,918	11,711
Treasury stock	(1,322)	(478)	(38)
Other comprehensive income	(6)	95	51

Total shareholders’ equity	15,892	16,461	15,243

Total liabilities and shareholders’ equity	$164,745	$171,390	$160,274